Exhibit 99.7

FORM OF
COMPENSATION COMMITTEE CHARTER
OF
BIG ROCK PARTNERS ACQUISITION CORP.

The following Compensation Committee Charter (the “Charter”) was adopted by the Board of Directors (the “Board”) of Big Rock Partners Acquisition Corp. (the “Company”).

1.	STATUS

The Compensation Committee (the “Committee”) is a committee of the Board of the Company.

2.	PURPOSE

The Committee is appointed by the Board for the primary purposes of:

●	discharging its responsibilities for approving and evaluating the officer compensation plans, policies and programs of the Company;

●	reviewing and recommending to the Board regarding compensation to be provided to the Company’s employees and directors; and

●
administering the equity compensation plans of the Company. The Committee shall ensure that the Company’s compensation programs are competitive, designed to attract and retain highly qualified directors, officers and employees, encourage high performance, promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders.

3.	COMPOSITION AND QUALIFICATIONS

The Committee shall be appointed by the Board and shall be comprised of at least three or more Directors (as determined from time to time by the Board), each of whom shall meet the independence requirements of the federal securities laws and rules and regulations of the Securities and Exchange Commission (“SEC”), the Sarbanes-Oxley Act of 2002 (the “Act”), the Nasdaq Stock Market LLC (the “Nasdaq Stock Market”) and all other applicable laws. Each appointed member of the Committee, shall serve for such term or terms as the Board may determine or until earlier resignation or death, and may be removed by the Board at any time, with or without cause. Unless the Board elects a chairman of the Committee (a “Chairman”), the Committee shall elect a Chairman by majority vote. Each Committee member shall have one vote.

4.	RESPONSIBILITIES:

The Committee shall, among its duties and responsibilities as may be delegated to the Committee by the Board, and in addition to any duties and responsibilities imparted to the Committee by the SEC, the Nasdaq Stock Market or any other applicable laws or regulations:

1.
Determine, in executive session at which the Chief Executive Officer of the Company (the “CEO”) is not present, the compensation for the Company’s CEO or President, if such person is acting as the CEO.

2.
Review and determine the compensation of the executive officers of the Company other than the CEO based upon the recommendation of the CEO and such other customary factors that the Committee deems necessary or appropriate.

3.
Determine awards and/or bonuses to be granted to executive officers of the Company under the Company’s equity plans and other compensation or benefit plans or policies as approved by the Board or the Committee.

4.
Approve the overall amount or percentage of plan and/or bonus awards to be granted to all Company employees and delegate to the Company’s executive management the right and power to specifically grant such awards to each Company employee within the aggregate limits and parameters set by the Committee.

5.	Review and evaluate the performance of the CEO and the other executive officers of the Company.

6.	Review and approve the design of other benefit plans pertaining to executives and employees of the Company.

7.	Approve such reports on compensation as are necessary for filing with the SEC and other government bodies.

8.	Assist management in complying with the Company’s proxy statement and annual report disclosure requirements.

9.	If required by applicable rules and regulations, issuing a “Compensation Committee Report” to be included in the Company’s annual report on Form 10-K or proxy statement, as applicable.

10.
If required by applicable rules and regulations, review and discuss with management the Company’s Compensation and Discussion and Analysis (“CD&A”) and the related executive compensation information, recommend that the CD&A and related executive compensation information be included in the Company’s annual report on Form 10-K and proxy statement and produce the compensation committee report on executive officer compensation required to be included in the Company’s proxy statement or annual report on Form 10-K.

11.	Monitor the Company’s compliance with the requirements of the Act relating to loans to directors and officers, and with all other applicable laws affecting employee compensation and benefits.

12.
Oversee the Company’s compliance with SEC rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on executive compensation and the frequency of such votes, and the requirement under the rules of the Nasdaq Stock Market that with limited exceptions, shareholders approve equity compensation plans.

13.	Review, recommend to the Board, and administer all plans that require “disinterested administration” under Rule 16b-3 under the Securities Exchange Act of 1934, as amended.

14.	Approve the amendment or modification of any compensation or benefit plan pertaining to executives or employees of the Company that does not require stockholder approval.

15.	Review and recommend to the Board the adoption of or changes to the compensation of the Company’s independent directors.

16.
Retain and obtain, in its sole discretion, (at the Company’s expense) outside consultants and obtain assistance from members of management as the Committee deems appropriate in the exercise of its authority.

17.	Make reports and recommendations to the Board within the scope of its functions and advise the officers of the Company regarding various personnel matters as may be raised with the Committee.

18.	Approve all special perquisites, special cash payments and other special compensation and benefit arrangements for the Company’s executive officers and employees.

19.	Review the form, terms and provisions of employment and similar agreements with the Company’s executive officers and any amendments thereto.

20.	To the extent the same has been adopted, review, at least annually, the compensation philosophy of the Company.

The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it. To the extent that the Company’s securities are not listed or quoted on the Nasdaq Stock Market or any exchange or national listing market system for trading, the Committee shall determine which of the aforementioned duties and responsibilities it shall undertake or shall be applicable to the Committee.

5.	PROCEDURES

1.	Action.

The Committee will meet as often as it deems necessary or appropriate, in its judgment, either in person or telephonically, and at such times and places as the Committee members determine. The majority of the members of the Committee constitutes a quorum and shall be empowered to act on behalf of the Committee. Minutes will be kept of each meeting of the Committee. The Chairman shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board. The Committee shall also make reports and recommendations to the Board within the scope of its functions. The Committee shall be governed by the same rules regarding meetings as are applicable to the Board.

2.	Compensation Consultant; Advisor.

The Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel and other advisor retained by the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant, legal counsel or any other advisor retained by the Committee.

Before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the Committee shall consider the independence of each such advisor by taking into account the following factors and any other factors required by the Nasdaq Stock Market or the SEC and corresponding rules that may be amended from time to time, including any exceptions permitted by such rules:

(i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor (the “Advisory Firm”);

(ii) the amount of fees received from the Company by the Advisory Firm, as a percentage of the total revenue of the Advisory Firm;

(iii) the policies and procedures of the Advisory Firm or other advisor that are designed to prevent conflicts of interest;

(iv) any business or personal relationship of the compensation consultant, legal counsel or advisor with a member of the Committee;

(v) any stock of the Company owned by the compensation consultant, legal counsel or other advisor; and

(vi) any business or personal relationship of the compensation consultant, legal counsel, other advisor or the Advisory Firm.

3.	Review of Charter.

The Committee shall review this Charter at least annually and recommend any changes thereto to the Board.

4.	Delegation by Committee.

The Committee may delegate authority consistent with this Charter to one or more Committee members or subcommittees comprised of one or more Committee members when appropriate. Any such member, members or subcommittee shall be subject to this Charter. The decisions of any such member, members or subcommittees to which authority is delegated under this paragraph shall be presented to the full Committee at its next regularly scheduled meeting.

5.	Amendment.

Any amendment or other modification of this Charter shall be made and approved by the full Board.

6.	Disclosure of Charter.

If required by the rules of the SEC or the Nasdaq Stock Market, this Charter, as amended from time to time, shall be made available to the public on the Company’s website.